EXHIBIT 99.1

Clearfield Reports Fiscal Second Quarter 2017 Results

Company Experiences Continued Growth in Tier 1 Markets

MINNEAPOLIS, April 27, 2017 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal second quarter ended March 31, 2017.

Fiscal Q2 2017 Financial Summary
(in millions except per share data and percentages)	Q2 2017	vs. Q2 2016	Change	Change (%)
Revenue	$17.7	$16.9	$0.8	4%

Gross Profit ($)	$7.4	$7.3	$0.1	2%
Gross Profit (%)	42.2%	43.0%	-0.8%	-2%

Income from Operations	$1.3	$2.1	$(0.8)	-40%
Income Tax Expense	$0.4	$0.7	$(0.3)	-37%

Net Income	$0.9	$1.5	$(0.6)	-39%
Net Income per Diluted Share	$0.07	$0.11	$(0.04)	-36%

Fiscal Q2 YTD 2017 Financial Summary
(in millions except per share data and percentages)	2017 YTD	vs. 2016 YTD	Change	Change (%)
Revenue	$35.9	$32.6	$3.3	10%

Gross Profit ($)	$14.7	$14.0	$0.7	5%
Gross Profit (%)	40.8%	42.8%	-2.0%	-5%

Income from Operations	$2.5	$4.1	$(1.6)	-40%
Income Tax Expense	$0.8	$1.2	$(0.4)	-34%

Net Income	$1.8	$3.0	$(1.2)	-40%
Net Income per Diluted Share	$0.13	$0.22	$(0.09)	-41%

Fiscal Q2 2017 Financial Results

Revenue for the second quarter of fiscal 2017 increased 4% to $17.7 million from $16.9 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the Company’s wireline customers in both domestic and international markets.

Gross profit increased 2% to $7.4 million, or 42.2% of revenue, from $7.3 million, or 43.0% of revenue, in the second fiscal quarter of 2016. The increase in gross profit was due to increased volume. Gross profit percent for the quarter is consistent with Company outlook and is up sequentially over the first quarter of fiscal 2017.

Operating expenses were $6.2 million, an increase of 20% compared to $5.1 million in the same year-ago quarter. The increase was primarily due to additional personnel supporting sales as well as an acceleration of the Company’s investment in product certification testing that precedes sales into the Tier 1 markets.

Income from operations decreased 40% to $1.3 million for the second quarter of fiscal 2017 from $2.1 million in the same year-ago quarter. Income tax expense decreased 37% to $433,000 for the second quarter of fiscal 2017 from $690,000 in the same year-ago quarter. The Company recognized a net tax benefit of $54,000 for the quarter ended March 31, 2016 as a result of the adoption in the fourth quarter of fiscal 2016 of a new accounting pronouncement related to the income tax accounting for stock-based compensation. This net tax benefit and related effects are reflected in the table above and the accompanying financial statements. Net income decreased 39% to $0.9 million for the second quarter of fiscal 2017, or $0.07 per diluted share, from $1.5 million, or $0.11 per diluted share, in the same year-ago quarter.

During the quarter ended March 31, 2017, cash, cash equivalents and investments remained consistent at $43 million when compared to the end of the prior quarter. The Company had no debt at quarter end.

During the quarter, the Company repurchased 2,991 shares of its stock under the stock repurchase program. Additionally, on April 25, 2017, the Company’s board of directors increased the previously approved stock repurchase program by an additional $4 million to $12 million, from the previous $8 million. In the third quarter through April 25, 2017, the Company has repurchased an additional $750,000 in share value, and has approximately $10.1 million remaining authorized in the program at April 25, 2017.

Order backlog (defined as purchase orders received but not yet fulfilled) at March 31, 2017 increased 64% to $6.0 million from $3.6 million at December 31, 2016, and decreased 27% from $8.2 million at March 31, 2016.

Fiscal Six Month 2017 Financial Results
Revenue increased 10% to $35.9 million for the six month period ending March 31, 2017 from $32.6 million during the same period in fiscal 2016.

Gross profit was $14.7 million, or 40.8% of revenue, for the six month period ending March 31, 2017, an increase of 5% from $14.0 million, 42.8% of revenue, during the same period in fiscal 2016.

Operating expenses increased 24% to $12.2 million for the six month period ending March 31, 2017 from $9.8 million during the same period in fiscal 2016.

Income from operations totaled $2.5 million for the six month period ending March 31, 2017 compared to $4.1 million during the same period in fiscal 2016.

Net income totaled $1.8 million, or $0.13 per diluted share, for the six month period ending March 31, 2017, a decrease of 40% from $3.0 million, or $0.22 per diluted share, during the same period in fiscal 2016.

Management Commentary
“Revenue growth of 4% for second quarter and 10% year-to-date is beneath our expectation for this six month period,” said Clearfield CEO, Cheri Beranek. “While momentum in our international markets has been renewed and our progress along our Tier 1 initiatives has been accelerating, we did experience a noticeable dip in demand for our solutions from our customers in the wireless market. We see this as a short-term shift in procurement as these carriers reduce their near-term capital expenditures in preparation for the enhancement of optical fiber required for higher speed networks. In addition, momentum within our alternative carrier markets has stalled consistent with the market speculation that has surrounded this customer group. Due to the volatility of this market space, we are unable to forecast when we may see strong demand re-establish itself here.

“I want to assure shareholders that while it is unfortunate that the short-term volatility of spend among these two groups is reflected in our year-to-date performance, I do not want it to mask the strong execution of Clearfield’s strategy to establish ourselves as a key supplier of fiber management and distribution products for all broadband service providers, regardless of size or network type.

“Yet, based on the strong Tier 1 performance, and the re-establishment of our international business momentum, we are reiterating our revenue outlook for the year at 15%. However, revenue will be more concentrated in fourth quarter than what has traditionally been the norm.

“Moreover, based upon our success to date, we are enhancing our commitment to grow our Tier 1 business. To date, we have been expanding our sales and engineering departments and have invested in the certification programs necessary to secure meaningful projects in these markets. As a testament to our early success, we recently announced that we were awarded NEBS Level 3 certification for our FieldSmart fiber management platform. While this independent certification certainly strengthens our supplier position within the Tier 1 community, it is only one of many that we look to achieve as we validate our entire platform to these service providers and begin to aggressively sell our products into their networks. Looking ahead to the second half of fiscal 2017, we will be increasing our investments to achieve additional certifications for our other products.

“For the year, we expect gross profit in the 40-42% range, operating expenses outside of costs associated with the defense of patent infringement claims in the 33-35% range, and income from operations of 5-9% of revenue.  While this is lower than our historical norm, the opportunity within the Tier 1 markets is encouraging, and we see an aggressive pursuit of business in the Tier 1 markets to be warranted.

“The execution of these and other initiatives should enable us to further scale our business, enhance our market position, and continue our track record of delivering profits for our shareholders. The expansion of our stock repurchase program is evidence of our confidence in this strategy. We remain committed to exploring all options available to Clearfield to serve our customers and enhance shareholder value.”

FieldReport
Clearfield issued its FieldReport for fiscal Q2 2017, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our success depends upon adequate protection of our patent and intellectual property rights and our ability to successfully defend against claims of infringement; our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2016 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2017	2016	2017	2016

Revenues	$17,651,771	$16,947,187	$35,917,933	$32,636,902

Cost of sales	10,208,957	9,666,738	21,266,399	18,679,657

Gross profit	7,442,814	7,280,449	14,651,534	13,957,245

Operating expenses
Selling, general and administrative	6,162,178	5,136,952	12,179,702	9,833,967
Income from operations	1,280,636	2,143,497	2,471,832	4,123,278

Interest income	59,885	39,169	112,619	72,708
Income before income taxes	1,340,521	2,182,666	2,584,451	4,195,986

Income tax expense	433,000	689,687	800,000	1,215,553

Net income	$907,521	$1,492,979	$1,784,451	$2,980,433

Net income per share:
Basic	$0.07	$0.11	$0.13	$0.22
Diluted	$0.07	$0.11	$0.13	$0.22

Weighted average shares outstanding:
Basic	13,589,109	13,309,181	13,578,178	13,298,874
Diluted	13,803,697	13,581,810	13,797,126	13,578,430

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) March 31, 2017	(Audited) September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$22,483,013	$28,014,321
Short-term investments	5,813,150	5,527,075
Accounts receivable, net	8,114,221	7,999,210
Inventories	9,970,877	8,373,155
Other current assets	974,990	1,198,917
Total current assets	47,356,251	51,112,678

Property, plant and equipment, net	6,024,930	5,780,814

Other Assets
Long-term investments	15,015,000	10,703,000
Goodwill	2,570,511	2,570,511
Other	438,720	428,310
Total other assets	18,024,231	13,701,821
Total Assets	$71,405,412	$70,595,313

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,361,377	$2,573,292
Accrued compensation	2,627,890	4,697,138
Accrued expenses	54,793	75,306
Total current liabilities	5,044,060	7,345,736

Other Liabilities
Deferred taxes – long-term	411,779	411,779
Deferred rent	248,887	243,755
Total other liabilities	660,666	655,534
Total Liabilities	5,704,726	8,001,270
Commitment and contingencies
Shareholders’ Equity
Common stock	141,441	141,263
Additional paid-in capital	58,642,529	57,320,515
Retained earnings	6,916,716	5,132,265
Total Shareholders’ Equity	65,700,686	62,594,043
Total Liabilities and Shareholders’ Equity	$71,405,412	$70,595,313

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months Ended March 31,	Six Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$1,784,451	$2,980,433
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	800,136	706,176
Deferred income taxes	-	1,125,507
(Gain) loss on disposal of assets	(5,100)	1,390
Stock-based compensation expense	1,183,911	473,193
Changes in operating assets and liabilities:
Accounts receivable, net	(115,011)	(1,843,207)
Inventories	(1,597,722)	(919,675)
Other current assets	234,201	(207,489)
Accounts payable and accrued expenses	(2,296,544)	713,999
Net cash (used in) provided by operating activities	(11,678)	3,030,327

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(1,064,936)	(421,637)
Proceeds from sale of property, plant and equipment	5,100	-
Purchase of investments	(10,166,075)	(3,820,075)
Proceeds from maturities of investments	5,568,000	3,858,000
Net cash used in investing activities	(5,657,911)	(383,712)

Cash flows from financing activities:
Repurchase of common stock	(49,352)	(333,761)
Proceeds from issuance of common stock under employee stock purchase plan	169,500	118,013
Proceeds from issuance of common stock	28,459	84,738
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(10,326)	(36,223)
Net cash provided by (used in) financing activities	138,281	(167,233)
(Decrease) increase in cash and cash equivalents	(5,531,308)	2,479,382
Cash and cash equivalents at beginning of period	28,014,321	18,071,210
Cash and cash equivalents at end of period	$22,483,013	$20,550,592

Supplemental cash flow information
Cash paid during the year for income taxes	$416,750	$83,884

Non-cash financing activities
Cashless exercise of stock options	$34,268	$234,460

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com